Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard-Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS REPORTS RECORD SALES AND EARNINGS IN FOURTH QUARTER AND YEAR 2006

FOURTH QUARTER DILUTED EPS WERE $0.49, INCLUDING NON-RECURRING ITEMS

WOONSOCKET, RHODE ISLAND, February 1, 2007 - CVS Corporation (NYSE: CVS) today announced sales and earnings for the fourth quarter and fiscal year ended December 30, 2006.

Net earnings for the fourth quarter increased 2.7% to $417.2 million or $0.49 per diluted share, compared with net earnings of $406.4 million or $0.48 per diluted share in the fourth quarter of 2005. Net earnings for the full year 2006 increased to a record $1.4 billion, or $1.60 per diluted share, up 10.3% from $1.45 per diluted share reported in 2005. The Company estimates that the acquisition of 701 standalone Sav-on and Osco drugstores on June 2, 2006, had a negative impact of approximately $0.05 and $0.12 per diluted share in the fourth quarter and the full year of 2006 respectively. The Company generated more than $560 million in free cash flow for the year. Fourth quarter results were driven by healthy sales growth and a significant improvement in gross margin, driven primarily by the increasing usage of generic drugs.

During the fourth quarter of 2006, the Company adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). In connection with adopting SAB 108, the Company recorded adjustments for immaterial misstatements, which collectively reduced total operating expenses by $40.2 million. The adjustments generated a non-cash one-time benefit of approximately 3 cents per diluted share for the fourth quarter and the full year of 2006.

In addition, during the fourth quarter of 2006, the Company reversed approximately $10 million of previously recorded tax reserves through the income tax provision. The reversal generated a non-cash benefit to diluted earnings per share for the fourth quarter and the full fiscal year of one cent. During the fourth quarter of 2005, the Company reversed $52.6 million of previously recorded tax reserves through the income tax provision. The 2005 reversal generated a non-cash benefit to diluted earnings per share for the fourth quarter and the full fiscal year of 6 cents.

“2006 was an outstanding year for CVS,” stated Tom Ryan, Chairman of the Board, President, and Chief Executive Officer of CVS Corporation. “We fired on all cylinders, delivering sales, margin, earnings, and free cash flow ahead of our plan. In addition to that, we took several important steps that will enhance our future growth.

“We acquired about 700 Sav-on and Osco stores from Albertson’s in June and we’re now weeks away from completing another successful integration. At the same time, we opened 265 new or relocated stores, adding 3.2% organic retail square footage growth to our newly-expanded base of stores. And, we continued to benefit from the sales turnaround of the stores we acquired from Eckerd in 2004.

Mr. Ryan continued, “We also acquired Minute Clinic, the pioneer in retail-based health clinics. We’ve since nearly doubled the number of clinics to 155 across 19 states, and we intend to roll them out nationally so all our customers have access to this convenient and cost-effective service.

“Of course, the biggest news was the announcement of our merger of equals with Caremark, which will create the nation’s premier pharmacy services provider. Consumers and payors are looking for solutions and we will lead the way by bringing new and differentiated offerings to the marketplace. We’ve already received regulatory clearance from the FTC. Our registration statement has been declared effective by the SEC, and we look forward to closing the deal in a few weeks upon receipt of approval from the shareholders of CVS and Caremark.

“I couldn’t be more proud of the dedicated colleagues who worked so hard to make 2006 a success by every measure,” concluded Mr. Ryan.

Net sales for the thirteen-week period ended December 30, 2006 increased 24.0% to a record $12.1 billion, up from $9.7 billion during the thirteen-week period ended December 31, 2005. Same store sales (sales from stores open more than one year) for the quarter rose 8.7%, while pharmacy same store sales rose 10.2% and front-end same store sales increased 5.5%. Same store sales do not include the sales results of the drugstores acquired on June 2, 2006. These acquired stores will be included in same store sales following the one-year anniversary of the acquisition, beginning in fiscal July 2007. For the full year, total sales for the fifty-two week period ended December 30, 2006, increased 18.4% to a record $43.8 billion, compared to $37.0 billion in 2005. Same store sales for the year increased 8.2%, while pharmacy same store sales increased 9.1% and front-end same store sales increased 6.2%. Total pharmacy sales represented 68.4% and 69.6% of total company sales for the quarter and year respectively. Third party prescription sales were 94.9% of pharmacy sales for the quarter, and 94.7% for the year.

For the year, CVS opened 147 new stores, acquired 701 stores, closed 117 stores and relocated 118 others. As of December 30, 2006, CVS operated 6,202 retail and specialty pharmacy stores in 43 states and the District of Columbia.

The Company will be holding a conference call this morning for the investment community at 8:30 a.m. (ET) to discuss the quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

As reported in a separate press release today, January revenues increased 24.2% to $3.7 billion, compared to $3.0 billion in the prior year period. January same store sales rose 8.6%, while pharmacy same store sales increased 8.7% and front-end same store sales increased 8.2%.

CVS is America’s largest retail pharmacy, operating approximately 6,200 retail and specialty pharmacy stores in 43 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS innovatively serves the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; its retail-based health clinic subsidiary, MinuteClinic; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those in any such forward-looking statements. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation

Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations ~ Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the period ended September 30, 2006 and under the captions “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” in the Joint Proxy Statement and Prospectus filed by the Company with the Securities and Exchange Commission in connection with its proposed merger with Caremark.

Important Information for Investors and Stockholders

A Registration Statement on Form S-4, containing a joint proxy statement/prospectus relating to the proposed merger of CVS and Caremark was declared effective by the SEC on January 19, 2007. CVS urges investors and stockholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they will contain important information.

Investors and stockholders may obtain the joint proxy statement / prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by CVS will be available free of charge on the investor relations portion of the CVS website at http://investor.cvs.com. Documents filed with the SEC by Caremark will be available free of charge on the investor relations portion of the Caremark website at www.caremark.com.

CVS and certain of its directors and executive officers are participants in the solicitation of proxies from the stockholders of CVS in connection with the merger. A description of the interests of CVS’s directors and executive officers in CVS is set forth in the proxy statement for CVS’s 2006 annual meeting of stockholders, which was filed with the SEC on March 24, 2006 and in the joint proxy statement/prospectus referred to above. Caremark, and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. A description of the interests of Caremark’s directors and executive officers in Caremark is set forth in the proxy statement for Caremark’s 2006 annual meeting of stockholders, which was filed with the SEC on April 7, 2006 and in the joint proxy statement/prospectus referred to above.

– Tables Follow

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
In millions, except per share amounts	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Net revenues	$12,066.3	$9,732.0	$43,813.8	$37,006.2
Cost of goods sold, buying and warehousing costs	8,701.0	7,030.0	31,874.8	27,105.0

Gross profit	3,365.3	2,702.0	11,939.0	9,901.2
Selling, general and administrative expenses (1)	2,414.6	1,943.0	8,764.1	7,292.6
Depreciation and amortization	201.4	155.9	733.3	589.1

Total operating expenses	2,616.0	2,098.9	9,497.4	7,881.7

Operating profit	749.3	603.1	2,441.6	2,019.5
Interest expense, net	81.1	26.9	215.8	110.5

Earnings before income tax provision	668.2	576.2	2,225.8	1,909.0
Income tax provision(2)	251.0	169.8	856.9	684.3

Net earnings	417.2	406.4	1,368.9	1,224.7
Preference dividends, net of income tax benefit	3.6	3.6	14.1	14.1

Net earnings available to common shareholders	$413.6	$402.8	$1,354.8	$1,210.6

Basic earnings per common share: Net earnings	$0.50	$0.49	$1.65	$1.49

Weighted average basic common shares outstanding	824.3	814.3	820.6	811.4

Diluted earnings per common share: (3) Net earnings	$0.49	$0.48	$1.60	$1.45

Weighted average diluted common shares outstanding	855.0	843.3	853.2	841.6

Dividends declared per common share	$0.03875	$0.03625	$0.15500	$0.14500

(1)	During the fourth quarter of 2006, the Company adopted Staff Accounting Bulletin No. 108, “ Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). In connection with adopting SAB 108, the Company recorded adjustments for immaterial misstatements, which collectively reduced selling, general and administrative expenses by $40.2 million.
(2)	During the fourth quarter of 2005, an assessment of tax reserves resulted in a reduction that was principally based on resolving certain state tax matters. As a result, the Company reversed $52.6 million of previously recorded tax reserves through the income tax provision.
(3)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options and restricted stock units are exercised or released and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.1 million and $1.2 million for the thirteen weeks ended December 30, 2006 and December 31, 2005 respectively. The dilutive earnings adjustment was $4.2 million and $4.4 million for the fifty-two weeks ended December 30, 2006 and December 31, 2005 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	December 30, 2006	December 31, 2005
Assets:
Cash and cash equivalents	$530.7	$513.4
Accounts receivable, net	2,377.4	1,839.6
Inventories	7,108.9	5,719.8
Deferred income taxes	274.3	241.1
Other current assets	100.2	78.8

Total current assets	10,391.5	8,392.7

Property and equipment, net	5,333.6	3,952.6
Goodwill	3,195.2	1,789.9
Intangible assets, net	1,318.2	802.2
Deferred income taxes	90.8	122.5
Other assets	240.5	223.5

Total assets	$20,569.8	$15,283.4

Liabilities:
Accounts payable	$2,863.5	$2,467.5
Accrued expenses	1,950.2	1,521.4
Short-term debt	1,842.7	253.4
Current portion of long-term debt	344.3	341.6

Total current liabilities	7,000.7	4,583.9

Long-term debt	2,870.4	1,594.1
Other long-term liabilities	781.1	774.2

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 3,990,000 shares at December 30, 2006 and 4,165,000 shares at December 31, 2005	213.3	222.6
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 847,246,000 shares at December 30, 2006 and 838,841,000 shares at December 31, 2005	8.5	8.4
Treasury stock, at cost: 21,529,000 shares at December 30, 2006 and 24,533,000 shares at December 31, 2005	(314.5)	(356.5)
Guaranteed ESOP obligation	(82.1)	(114.0)
Capital surplus	2,198.4	1,922.4
Retained earnings	7,966.6	6,738.6
Accumulated other comprehensive loss	(72.6)	(90.3)

Total shareholders’ equity	9,917.6	8,331.2

Total liabilities and shareholders’ equity	$20,569.8	$15,283.4

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	December 30, 2006	December 31, 2005
In millions	(52 weeks)	(52 weeks)
Cash flows from operating activities:
Cash receipts from revenues	$43,273.7	$36,923.1
Cash paid for inventory	(31,422.1)	(26,403.9)
Cash paid to other suppliers and employees	(9,065.3)	(8,186.7)
Interest and dividends received	15.9	6.5
Interest paid	(228.1)	(135.9)
Income taxes paid	(831.7)	(591.0)

Net cash provided by operating activities	1,742.4	1,612.1

Cash flows from investing activities:
Additions to property and equipment	(1,768.9)	(1,495.4)
Proceeds from sale-leaseback transactions	595.2	539.9
Proceeds from sale-leaseback transaction of acquired assets	780.4	—
Acquisitions (net of cash acquired) and investments	(4,224.2)	12.1
Cash outflow from hedging activities	(5.3)	—
Proceeds from sale or disposal of assets	29.6	31.8

Net cash used in investing activities	(4,593.2)	(911.6)

Cash flows from financing activities:
Additions to / (reductions in) short-term debt	1,589.3	(632.2)
Dividends paid	(140.9)	(131.6)
Proceeds from exercise of stock options	187.6	178.4
Excess tax benefits from stock based compensation	42.6	—
Additions to long-term debt	1,500.0	16.5
Reductions in long-term debt	(310.5)	(10.5)

Net cash provided by (used in) financing activities	2,868.1	(579.4)

Net increase in cash and cash equivalents	17.3	121.1
Cash and cash equivalents at beginning of period	513.4	392.3

Cash and cash equivalents at end of period	$530.7	$513.4

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$1,368.9	$1,224.7
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	733.3	589.1
Stock based compensation	69.9	—
Deferred income taxes and other noncash items	98.2	13.5
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(540.1)	(83.1)
Inventories	(624.1)	(265.2)
Other current assets	(21.4)	(13.2)
Other assets	(17.2)	(0.1)
Accounts payable	396.7	192.2
Accrued expenses	328.9	(43.8)
Other long-term liabilities	(50.7)	(2.0)

Net cash provided by operating activities	1,742.4	1,612.1